[PROXY STATEMENT]


                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA 02048-9171
              Telephone (508) 337-5111  --  Fax (508) 337-5175


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   Wednesday, April 29, 1998, at 4:00 p.m.


To the Stockholders of Helix Technology Corporation:

      Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Meeting") of Helix Technology Corporation (the "Company") will be held on Wednesday, April 29, 1998, at 4:00 p.m. at The Down Town Club, 225 Franklin Street, Boston, Massachusetts, for the following purposes:

      1.   To elect a Board of Directors.

      2. To amend the Company's Restated Certificate of Incorporation to provide for an increase in the number of authorized shares of Common Stock from 30,000,000 to 60,000,000.

      3. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.

      4. To transact such other business as may properly come before the Meeting.

      Only stockholders of record at the close of business on March 18, 1998, will be entitled to notice of and to vote at the Meeting.

                                        By Order of the Board of Directors


                                        Beverly L. Armell
                                        Secretary


Mansfield, Massachusetts
March 23, 1998


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.


                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA  02048-9171
              Telephone (508) 337-5111  --  Fax (508) 337-5175

                               PROXY STATEMENT


      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at The Down Town Club, 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 29, 1998, at 4:00 p.m., and at any adjournments thereof. The matters to be considered and acted upon at the Meeting are set forth in the attached Notice of Annual Meeting. This Proxy Statement, the Notice of Annual Meeting, and the form of Proxy will first be sent to stockholders on or about March 23, 1998.

      The record date for the determination of stockholders entitled to notice of and to vote at the Meeting has been fixed by the Board of Directors as the close of business on March 18, 1998. As of that date there were 19,832,206 shares of Common Stock, $1.00 par value per share (the "Common Stock") of the Company outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


      If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted as specified in the Proxy. Where no choice is specified, the Proxy will be voted FOR the election of all nominees for the Board of Directors, FOR approval of the amendment of the Company's Restated Certificate of Incorporation, and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. and in accordance with the judgment of the persons named in the form of Proxy as to any other business as may properly come before the Meeting. Stockholders who execute Proxies may revoke them by notifying Beverly L. Armell, the Secretary of the Company, at any time prior to the voting of the Proxies.


                                PROPOSAL ONE
                       ELECTION OF BOARD OF DIRECTORS

Nominees

      A board of seven (7) Directors will be elected by stockholders represented and entitled to vote at the Meeting. Each Director shall be elected by a plurality of the votes cast at the Annual Meeting. Votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will not be counted as votes for this purpose. Directors will serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Management does not contemplate that any of the nominees will be unable to serve as a Director for any reason, but if that should occur, the persons named in the form of Proxy shall have the right to vote according to their judgment for another person instead of such unavailable nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. BUCKLAND, DIGGS, GABRON AND LEPOFSKY AND DRS. SCHORR, SKINNER AND WRIGHTON TO THE BOARD OF DIRECTORS.

      The following information (except insofar as it is within the knowledge of the Company) has been obtained from the nominees:


                                                                            Director
Name of Nominee          Age              Principal Occupation               Since
---------------------    ---    ----------------------------------------    --------

Arthur R. Buckland       49     President, Chief Executive Officer and        1996
                                Chairman CP Clare Corporation

Matthew O. Diggs, Jr.    65     General Partner, McClintock Industries        1997

Frank Gabron             67     Retired Chief Executive Officer of the        1980
                                Company

Robert J. Lepofsky*      53     President and Chief Executive Officer         1987
                                of the Company

Marvin G. Schorr*        73     Chairman of the Board of the Company,         1982
                                Chairman of the Board of Landauer, Inc.,
                                Tech/Ops Sevcon, Inc., and Tech/Ops
                                Corporation

Wickham Skinner*         74     Professor Emeritus, Harvard University        1972

Mark S. Wrighton         48     Chancellor, Washington University,            1990
                                St. Louis

--------------------
<F*>  Member of the Executive Committee.

      Mr. Buckland has served as President, Chief Executive Officer and Chairman of CP Clare Corporation since July of 1993. He served as President of FourPi Systems, a privately held company, from 1992 to 1993. He served as President of Lex Electronics in the United Kingdom from 1990 to 1991. Prior to 1990, he held executive management positions at Schlumberger Ltd., Teradyne, Fairchild and Texas Instruments Inc.

      Mr. Diggs has served as a General Partner of The Diggs Group, now McClintock Industries, a private investment firm, since 1990. Prior to 1990, he served as Vice Chairman of Copeland Corporation from 1987 to 1990 and as President and Chief Executive Officer from 1975 to 1987. He currently serves as Chairman of the Board of Ripplewood Holdings and Dayton Superior Corporation, and as a Director of Tower Automotive Industries, Cavert Wire and Wright State University.

      Mr. Gabron served as Chairman of the Board of the Company from January 1981 through July 1996. He served as President of the Company from November 1980 to February 1987, and Chief Executive Officer of the Company from November 1980 to December 1988.

      Mr. Lepofsky has served as President of the Company since February 1987, and as Chief Executive Officer of the Company since January 1989. He was Chief Operating Officer of the Company from December 1982 to December 1988, and was Senior Vice President from December 1982 to February 1987. Prior to December 1982, Mr. Lepofsky was a Vice President of the Company for two years.

      Dr. Schorr was elected Chairman of the Board of the Company in August 1996. He served as President and Chief Executive Officer of Tech/Ops, Inc., from 1962 to 1987 and Chairman of the Board of that Company from 1981 to 1987. In 1987 Tech/Ops was reorganized into three companies: Landauer, Inc., Tech/Ops Sevcon, Inc., and Tech/Ops Corporation, of which the former two are publicly owned manufacturers of technology-based products and services, and the latter is a privately owned consulting business. Dr. Schorr has been Chairman of the Board of Directors of all three companies since 1987.

      Dr. Skinner is the James E. Robison Professor of Business Administration Emeritus at the Graduate School of Business Administration, Harvard University, where he was a Professor for over 25 years.

      Dr. Wrighton has been Chancellor of Washington University in St. Louis since October 1995. He was Provost of Massachusetts Institute of Technology from 1990 until 1995, and held the Ciba-Geigy Chair in Chemistry at MIT. He joined the faculty at MIT in 1972 as Assistant Professor of Chemistry, was appointed Associate Professor in 1976 and Professor in 1977. From 1981 until 1989, he held the Frederick G. Keyes Chair in Chemistry and was Head of the Department of Chemistry from 1987 until 1990. Dr. Wrighton also serves as a Director of Ionics, Inc., O.I.S. Optical Imaging Systems, Inc., and Cabot Corporation.

      There are no family relationships between any Director, executive officer, or person nominated or chosen by the Company to become a Director or executive officer of the Company.


                           COMMITTEES OF THE BOARD

      In addition to the Executive Committee, the Board of Directors has an Audit Committee consisting of Messrs. Buckland, Diggs and Gabron; and a Human Resources and Compensation Committee consisting of Drs. Schorr, Skinner and Wrighton. The functions of the Audit Committee are to review the engagement of auditors, including the fee, scope, and timing of the audit and any other services rendered; to review policies and procedures with respect to internal controls; and to review the financial reporting process. The functions of the Human Resources and Compensation Committee include the review and approval of executive compensation and the administration and supervision of the Company's stock option and restricted stock plans.

      During the year ended December 31, 1997, the Board of Directors held six meetings, the Audit Committee held three meetings and the Human Resources and Compensation Committee held four meetings. During the year, all Directors attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which they served.


                           EXECUTIVE COMPENSATION

      The following table provides certain summary information concerning compensation paid by the Company for services in all capacities for the fiscal years ended December 31, 1997, 1996 and 1995, to the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company (all five hereinafter referred to as the "Named Executive Officers"):


                         SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                                              Compensation
                                                                 Awards
                                                              -------------          All Other
                                                               Securities           Compensation
                                      Annual Compensation      Underlying      ----------------------
         Name and                     --------------------    Stock Options    401(k)(1)
    Principal Position        Year     Salary      Bonus        (Shares)         Match      Other (2)
--------------------------    ----    --------    --------    -------------    ---------    ---------

Robert J. Lepofsky            1997    $345,000    $115,000         --           $4,800       $1,715
  President & Chief           1996     330,000      60,000         --            4,500        1,617
  Executive Officer           1995     300,000     125,000         --            4,500        1,444

Robert E. Anastasi            1997     170,000      60,000       15,000          4,750          699
  Senior Vice President       1996     165,000      40,000       20,000          4,500          657
                              1995     145,000      60,000         --            4,500          331

Michael El-Hillow (3)         1997     118,346      35,000       20,000            --           289
  Senior Vice President &
  Chief Financial Officer

Christopher Moody (3)         1997      58,461      35,000       30,000            --            86
  Senior Vice President

Richard J. Paynting (3)       1997     170,000      55,000       20,000            --           694
  Senior Vice President       1996      64,615      25,000       20,000            --           155

-------------------
<F1>  Represents Company matching contributions under the Company's 401(k) Plan.

<F2>  Represents premiums paid by the Company for excess group life insurance.

<F3>  Mr. El-Hillow joined the Company in April 1997; Mr. Moody joined the
      Company in August 1997, and Mr. Paynting joined the Company in August 1996.


                   STOCK OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information concerning the Grant of Stock Options (also reported in the Summary Compensation Table) under the Company's 1996 Equity Incentive Plan during the fiscal year ended December 31, 1997, to the Named Executive Officers.

                                                                                       Potential Realizable Value
                        Number of     Percentage of                                     at Assumed Annual Rates
                       Securities     Total Options                                      of Stock Appreciation
                       Underlying      Granted to         Exercise                         for Option Term(5)
                         Options      Employees in         Price         Expiration    --------------------------
       Name            Granted (1)     Fiscal 1997     (Per Share)(1)       Date           5%            10%
-------------------    -----------    -------------    --------------    ----------     --------     -----------

Robert E. Anastasi     15,000 (2)         13.5%           $18.375        02/19/2007     $173,339     $  439,275

Michael El-Hillow      20,000 (3)         18.0%            16.656        04/16/2007      209,501        530,917

Christopher Moody      30,000 (4)         27.0%            27.031        08/17/2007      509,995      1,292,428

Richard J. Paynting    20,000 (2)         18.0%            18.375        02/19/2007      231,119        585,700

--------------------
<F1>  Option numbers and per share prices have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective November 13, 1997.

<F2>  This option grant is exercisable in four equal annual cumulative installments beginning one year from the date of grant, which was February 20, 1997.

<F3>  This option grant is exercisable in four equal annual cumulative installments beginning one year from the date of grant, which was April 17, 1997.

<F4>  This option grant is exercisable in four equal annual cumulative installments beginning one year from the date of grant, which was August 18, 1997.

<F5>   The 5% and 10% rates used are mandated by the Securities and Exchange
      Commission. The actual value, if any, that an executive may realize upon option exercises will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the values calculated by using these assumed appreciation rates. No gain to the executives is possible without an increase in the price of the Common Stock, which would benefit all stockholders proportionately.

     STOCK OPTION EXERCISES IN 1997 AND FISCAL YEAR-END STOCK OPTION VALUES

      The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and the value of unexercised options held as of the end of the last fiscal year, December 31, 1997.

                                                        Number of Securities
                                                       Underlying Unexercised         Value of Unexercised
                                                           Options Held at           In-the-Money Options at
                          Shares                          December 31, 1997           December 31, 1997 (3)
                       Acquired on       Value       ---------------------------   ---------------------------
        Name           Exercise (1)   Realized (2)   Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------   ------------   ------------   -----------   -------------   -----------   -------------

Robert J. Lepofsky        80,000       $1,540,000          --       240,000 (4)      $    --      $4,260,000

Robert E. Anastasi         4,000           49,620       5,000        30,000           22,188          82,500

Michael El-Hillow             --               --          --        20,000               --          55,624

Christopher Moody             --               --          --        30,000               --              --

Richard J. Paynting           --               --       5,000        35,000           25,625          98,125

--------------------
<F1>  Option numbers have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective November 13, 1997.

<F2>  "Value Realized" represents the difference between the exercise price and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

<F3>  Based on the mean between the high and low prices for the Common Stock of the Company as reported by the NASDAQ National Market on December 31, 1997 ($19.4375), less the price to be paid upon exercise.

<F4>  Performance-related stock option.  See "Compensation Committee Report"
      and "Employment Agreement." Based on 1997 performance, options for the purchase of 80,000 shares became exercisable on March 1, 1998. On the next business day, the difference between the exercise price and the market price with respect to the 80,000 shares was $20.625 per share.


                             RETIREMENT PROGRAM

      The following table sets forth estimated combined annual benefits under the Company's Pension Plan and the Company's Supplemental Key Executive Retirement Plan ("SERP"), on a straight-life annuity basis, to persons in specified compensation and years-of-service categories, as if they had retired at age 65 at December 31, 1997:

                                 Estimated Annual Pension
 Average Qualified               (Including SERP Benefits)
Annual Compensation         Based on Years of Service Indicated
on which Retirement    --------------------------------------------
Benefits Are Based     10 Years    20 Years    30 Years    40 Years
-------------------    --------    --------    --------    --------

     $150,000          $25,255     $ 50,155    $ 65,155    $ 65,155
      200,000           34,126       67,327      87,327      87,327
      250,000           44,096       85,741     110,741     110,741
      300,000           54,096      104,216     134,216     134,216
      350,000           64,096      122,692     157,692     157,692
      390,000           72,096      137,472     176,472     176,472

      Pension Plan. Contributions to the Company's Pension Plan, which is a defined benefit plan, are not included in the Summary Compensation Table because such contributions are made on an actuarial basis and cannot be separately calculated. The Company recognized pension expense of $676,000, however, because this Plan is overfunded, a contribution was not required and not made in 1997. Employees who are at least 21 years of age with one year of service are eligible for this Plan.

      Compensation covered by the Plan includes salary and commissions but excludes bonuses or incentive awards, if any. Benefits under the Plan as set forth in the table above are determined on a straight-life annuity basis based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits. As of December 31, 1997, Messrs. Lepofsky and Anastasi each had accrued 19 years of benefit service under the Plan and Mr. Paynting had accrued 1.3 years of such service.

      Supplemental Key Executive Retirement Plan. In 1992 the Company adopted a Supplemental Key Executive Retirement Plan which is designed to supplement benefits paid to certain participants under Company-funded tax-qualified retirement plans which benefits are otherwise limited with respect to highly paid employees by the Internal Revenue Code. In general, the plan provides that participants with 25 or more years of service who have reached the age of 65 at the time of retirement will receive a supplemental annual pension from the Company equal to 50 percent of the greater of such participant's (i) average compensation (as described under "Pension Plan" above) or (ii) actual compensation during the 12 months prior to retirement, less all Company-funded retirement benefits. Benefits under the plan are reduced for participants with less than 25 years of service. The Company recorded additional retirement costs of $69,000 in connection with the plan in 1997.


                        COMPENSATION COMMITTEE REPORT

      The Human Resources and Compensation Committee of the Board of Directors (the "Committee") is composed of three independent, disinterested Directors who are not employees of the Company. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company and also reviews and determines the actual compensation of the Named Executive Officers, as well as all stock option grants and restricted stock awards to all employees. All compensation actions taken by the Committee are reported to and approved by the full Board of Directors, excluding employee Directors. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The Committee reviews and administers the Company's 1996 Equity Incentive Plan. The Committee also reviews and administers the Company's 1996 Stock Option Plan for Non-Employee Directors. The Committee regularly reviews Executive Compensation Reports prepared by independent organizations in order to evaluate the appropriateness of its Executive Compensation Program.

      The Committee uses its base salary and performance-based bonus program for the Named Executive Officers to enhance short-term profitability and stockholder value and uses stock options and restricted stock awards to enhance long-term growth in profitability, return on equity and stockholder value. In order to meet these objectives, the Committee first sets base salaries for the Named Executive Officers based on a review of base salaries among competitive peer groups and then sets target bonus awards comprising about 15 to 35 percent of total target compensation depending upon the position being reviewed. The Committee reviews the Company's annual performance plan and the individual goals and objectives of each Named Executive Officer for the ensuing fiscal year and sets incentive target bonus awards which are directly linked to the short-term financial performance of the Company as a whole and to the specific annual goals and objectives of each Named Executive Officer. In February of each year, the Committee meets to review the performance of the Company and the performance of the Chief Executive Officer and each Named Executive Officer in relation to the Company's performance plan for the fiscal year then ended and in relation to the goals set for the Chief Executive Officer and each Named Executive Officer and awards bonuses accordingly. The Committee then sets base salaries and target bonus awards for the next fiscal year. The Committee has discretion to reward extraordinary accomplishments with special bonuses. In this process the Committee first meets with the Chief Executive Officer to review the performance of the Company and the performance of each Named Executive Officer and then meets in an executive session to review the performance of all the Named Executive Officers, including the Chief Executive Officer.

      The minimum annual salary of the Chief Executive Officer is set pursuant to an employment agreement entered into by the Company and the Chief Executive Officer in December of 1989. See "Employment Agreement," page 11. The Compensation Committee may increase the minimum annual salary of the Chief Executive Officer from time to time at its discretion based upon the performance of the Company and such other factors as the Committee may determine.

      With respect to the Company's performance during 1997, the Company met its performance plan in spite of the downturn in the market for semiconductor capital equipment caused by the financial crisis in Asia. In addition, the Committee felt that the management of the Company was successful in 1997 in implementing and solidifying several important changes in the composition of the management team. Accordingly, the Committee decided to pay full target bonuses to the members of the management team for performance during 1997.

      In addition to salaries and incentive bonuses, the Committee also grants stock options to Named Executive Officers and other key employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. In 1989 the Committee granted a performance-related stock option for the purchase of 800,000 shares of Common Stock to the Chief Executive Officer which becomes exercisable ratably over 10 years, but only to the extent that the Company's earnings and return on equity increase over certain base levels. This option was granted under the Company's 1981 Employee Stock Option Plan.

      The Committee believes that the foregoing combination of base salaries, incentive bonuses, stock options and performance-related stock options has helped develop a Senior Management Group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.

      The foregoing report has been furnished by the three members of the Human Resources and Compensation Committee -- Dr. Wickham Skinner (Chairman), Dr. Marvin G. Schorr and Dr. Mark S. Wrighton.


                 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the change in the cumulative total stockholder return of the Company's Common Stock against the change in the cumulative total return of the S&P Technology Sector Composite Index and the NASDAQ Composite Index for the period of five fiscal years ended December 31, 1997. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.


              Comparison of Five-Year Cumulative Total Return *
         Among Helix Technology Corporation, NASDAQ Composite Index
                  and S&P Technology Sector Composite Index



                                   1992   1993   1994   1995    1996   1997
                                   ----   ----   ----   -----   ----   -----

HELIX                              100    173    428    1,012   775    1,080
NASDAQ COMPOSITE                   100    115    112      159   195      240
S&P TECHNOLOGY SECTOR COMPOSITE    100    123    143      207   293      369



* Assumes a $100 investment in Helix Technology Corporation and each index on December 31, 1992, and that all dividends were reinvested.


                           DIRECTORS' COMPENSATION

      During 1997, each non-employee Director received an annual retainer fee of $23,500 ($24,500 for Committee Chairmen) payable in four equal quarterly installments. A Director who is also a full-time employee of the Company receives no additional compensation for services as a Director.

      In addition, the Company has a stock option plan, the 1996 Stock Option Plan for Non-Employee Directors of the Company (the "1996 Directors' Plan") covering its non-employee Directors. Under the terms of the 1996 Directors' Plan, each non-employee Director, when first elected a Director at an Annual Meeting of Stockholders, receives an option to acquire 10,000 shares of Common Stock of the Company at a purchase price equal to fair market value on that date. Options are exercisable in five cumulative annual installments of 2,000 shares each. For each non-employee Director who remains eligible, an installment of 2,000 shares shall become exercisable immediately upon his or her election as a Director at the 1998 Annual Meeting of Stockholders (or at a subsequent Annual Meeting of Stockholders, if such Director is first elected at that time) and the remaining installments shall become exercisable upon each further reelection as a Director of the Company at a subsequent Annual Meeting of Stockholders.


                            EMPLOYMENT AGREEMENT

      In December of 1989, the Company entered into an employment agreement with Mr. Lepofsky, which runs through December 31, 1999, at a minimum annual salary, which is currently at $380,000. The agreement provides for annual incentive awards in amounts to be determined by the Human Resources and Compensation Committee. The minimum annual salary may be increased from time to time at the discretion of the Human Resources and Compensation Committee. The agreement contains non-competition covenants in favor of the Company. The agreement also contains a non-qualified performance stock option granting to Mr. Lepofsky the right to purchase up to 800,000 shares of Common Stock of the Company at an option price of $1.6875 per share. This option was granted under the Company's 1981 Employee Stock Option Plan. The option becomes exercisable in ten annual installments of up to 80,000 shares each, beginning on March 1, 1991, and ending on March 1, 2000, to the extent that the Company meets certain targets for return on equity and percentage increase in earnings per share over certain base levels for the prior year, or for an average of up to the prior three years, or for the first five years, or for the entire 10-year period of the agreement. On March 1, 1994, March 1, 1995, March 1, 1996, March 1, 1997 and March 1, 1998, options became exercisable for the purchase of 80,000 shares per annual installment, in each case based on the Company's performance for the preceding fiscal year. In addition, based on cumulative performance for the five-year period ending December 31, 1994, 240,000 shares also became exercisable on March 1, 1995.

      The Company's employment agreement with Mr. Lepofsky provides for certain benefits in the event of involuntary termination of his employment not for cause or in the event he terminates his employment following a change of control of the Company that is not approved by the Company's Board of Directors, and a change in a majority of the Directors. Under Mr. Lepofsky's employment agreement, in the event of his involuntary termination not for cause, or in the event of his voluntary termination following both a change of control of the Company not approved by the Board of Directors, and a change in a majority of the Directors, Mr. Lepofsky would be entitled to receive base salary continuance through December 31, 1999, or for two years, whichever period is shorter, except that the two-year limitation shall not apply in the event the Company has achieved certain specified performance targets for return on investment and percentage increase in earnings per share, or in the event that Mr. Lepofsky has ceased (prior to termination) to have general charge and supervision of the Company. In the event of a change of control of the Company not approved by the Board of Directors, followed by a change in a majority of the Directors on the Board, Mr. Lepofsky would have the right to terminate his agreement and a percentage of all remaining installments of his 800,000 share stock option would become exercisable equal to the percentage of installments that had previously become exercisable. In the event of the involuntary termination of Mr. Lepofsky's employment not for cause, a percentage of up to three remaining 80,000 share installments of his 800,000 share stock option would become exercisable, equal to the percentage of installments that had previously become exercisable.

      Any compensation payable to Mr. Lepofsky contingent on a change of control which qualifies as a parachute payment under Section 280G of the Internal Revenue Code, as amended, shall be limited to the maximum amount that may be paid to him without any part of all of such compensation being deemed an excess parachute payment under that Section. Based on his current base salary and his agreement, Mr. Lepofsky could receive a maximum (as described above) of $1,198,058 under this severance arrangement.

      The Company has entered into employment agreements with each of its four Senior Vice Presidents, Messrs. Anastasi, El-Hillow, Moody and Paynting (providing for base salaries of $180,000 each), which are terminable at any time. Base salaries may be increased from time to time at the discretion of the Human Resources and Compensation Committee. The agreements further provide for the participation of each of the Senior Vice Presidents in the Company's performance-based bonus program. Each agreement requires the Company to pay 12 months' severance pay following termination if the executive officer has been employed for at least one year, and 24 months' severance pay if the executive officer has been employed at least five years. Severance pay is due if the executive is terminated by the Company without cause or if the executive leaves for "good reason" as defined in the agreement. The amount of severance pay is a combination of base salary and average annual bonus for the prior three years. The executive is required not to compete with the Company for at least two years following termination.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 1997, non-employee Directors Dr. Marvin G. Schorr, Dr. Wickham Skinner and Dr. Mark S. Wrighton served as members of the Human Resources and Compensation Committee. None of the Human Resources and Compensation Committee members or Named Executive Officers has any relationships that must be disclosed under this caption.


                                PROPOSAL TWO

     AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO
          INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      On February 19, 1998, the Company's Board of Directors approved a proposed amendment to the Company's Restated Certificate of Incorporation which would, if approved by the Stockholders, effect an increase in the number of authorized shares of Common Stock of the Company from 30,000,000 shares to 60,000,000 shares, $1.00 par value per share.


      As of the close of business on March 18, 1998, 19,832,206 shares of Common Stock were issued and outstanding, after giving effect to the two-for-one stock splits of the Company's Common Stock in the form of a stock dividend effective on November 13, 1997, November 15, 1994, and November 11, 1993, leaving 1,311,774 shares of Common Stock authorized but unissued.


      The proposed increase in the authorized Common Stock has been recommended by the Board of Directors to restore the flexibility to issue Common Stock that existed before the stock split and assure that an adequate supply of authorized and unissued shares of Common Stock is available for general corporate needs, such as future stock dividends, stock splits or issuance under the Company's 1996 Equity Incentive Plan and 1996 Stock Option Plan for Non-Employee Directors. The availability of additional shares of Common Stock for issue, without the delay and expense of obtaining the approval of Stockholders at a special meeting, will afford the Company greater flexibility in taking corporate action.


      The newly authorized Common Stock, like the currently authorized Common Stock, may be used by the Company for any proper corporate purpose. Such purposes may include, without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations. The Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time.


      If approved by the Stockholders, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of the Stockholders of the Company will be required, except as required under the Delaware General Corporation Law or the rules of any national securities exchange or quotation system, such as NASDAQ National Market, on which the shares of the Company are at the time listed or quoted.

      The additional shares of Common Stock for which authorization is sought would be identical to the Shares of Common Stock of the Company currently authorized. Although the Board of Directors will authorize the issuance of additional Common Stock based on its judgment as to the best interests of the Company and its Stockholders, the issuance of Common Stock could have a dilutive effect on the earnings per share, book value per share, and on the equity and voting power of existing holders of Common Stock. Holders of Common Stock are not now, and will not be entitled to preemptive rights to purchase shares of any authorized capital stock of the Company. In addition, the issuance of additional shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if Common Stock were issued in response to a potential takeover. In addition, additional issuances of authorized Common Stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the Stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the Stockholders, and could enhance the ability of officers and directors to retain their positions.

      If the amendment is authorized, Article Fourth of the Company's Restated Certificate of Incorporation will be amended to read as follows:

      FOURTH (a)   The total number of shares of stock which the Corporation
                   is authorized to issue is 62,000,000, of which 60,000,000 shares shall be common stock, par value of $1.00 per share
                   ("Common Stock") and 2,000,000 shares shall be preferred stock, par value $1.00 ("Preferred Stock").

      The affirmative vote of holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is required to approve Proposal Two and adopt the proposed amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company. For purposes of the vote to amend the Company's Restated Certificate of Incorporation, abstentions and broker non-votes are treated as votes against the proposal. If the amendment is not approved by the Stockholders, the Company's authorized Common Stock will remain at 30,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK.


                               PROPOSAL THREE
                           APPOINTMENT OF AUDITORS


      The Board of Directors has appointed Coopers & Lybrand L.L.P. independent accountants, to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1998.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1998.


                       SECURITY OWNERSHIP BY PRINCIPAL
                         STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information with respect to beneficial ownership of shares of the Company's Common Stock as of March 18, 1998, (i) by each person (including any partnership, syndicate, or other group) known to management to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) by each Director of the Company, (iii) by each of the Named Executive Officers and (iv) by the Executive Officers and Directors of the Company as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                             Shares Beneficially Owned
                                                        ------------------------------------
Beneficial Owner                                             Number         Percent of Class
---------------------------------------------------     ----------------    ----------------

Pilgrim Baxter & Associates, Ltd.                       1,873,270                 9.48%
825 Duportail Road
Wayne, PA  19087-5525

Pioneering Management Corporation                       1,555,900                 7.85%
60 State Street
Boston, MA  02109-1820

Memorial Drive Trust                                    1,206,950                 6.11%
125 Cambridge Park Drive
Cambridge, MA  02140

Non-Employee Directors:
Arthur R. Buckland                                          2,000 (1)              **
Matthew O. Diggs, Jr.                                       8,000                  **
Frank Gabron                                               58,300 (1)              **
Marvin G. Schorr                                          114,800 (1)              **
Wickham Skinner                                            80,000 (1)              **
Mark S. Wrighton                                           12,400 (1)              **

Named Executive Officers:
Robert J. Lepofsky                                        436,600 (1)(2)          2.19%
President and
Chief Executive Officer

Robert E. Anastasi                                         47,890 (1)              **
Senior Vice President

Michael El-Hillow                                           5,200 (1)              **
Senior Vice President and
Chief Financial Officer

Christopher Moody                                             -0-                  **
Senior Vice President

Richard J. Paynting                                        10,000 (1)              **
Senior Vice President

All Directors and Executive Officers as a Group (11)      775,190 (1)             3.88%

--------------------
<F**> Less than 1 percent of shares outstanding.

<F1>  Includes shares of Common Stock owned by spouses and minor children of the named individuals and shares of Common Stock held by custodians for the benefit of such minor children. Depending on the facts of the individual case, beneficial ownership as to such shares may be disclaimed. Also includes shares that each named individual has the right to acquire within 60 days from March 18, 1998, through the exercise of options. The amounts listed include shares under such options as follows: Mr. Buckland, 2,000; Mr. Gabron, 2,000; Dr. Schorr, 2,000; Dr. Skinner, 22,000; Dr. Wrighton, 8,000, Mr. Lepofsky, 80,000;
      Mr. Anastasi, 13,750; Mr. El-Hillow, 5,000; Mr. Paynting, 10,000; and all Directors and Executive Officers as a group, 144,750.

<F2>  Includes 40,000 shares held by Mr. Lepofsky as trustee for his children, with respect to which shares Mr. Lepofsky disclaims beneficial ownership.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who own more than 10 percent of the Common Stock of the Company, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Executive Officers, Directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its Executive Officers, Directors and greater than 10 percent beneficial owners were complied with.


                                ANNUAL REPORT

      The Company's Annual Report on Form 10-K for the year ended December 31, 1997, included financial statements and a report and opinion of Coopers & Lybrand L.L.P. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Meeting to make a statement, if he or she so desires, and to respond to appropriate questions.


                                OTHER MATTERS

      Management does not know of any matters to be presented to the Meeting other than as described above. If any other matters properly come before the Meeting, it is intended that the holders of the Proxies will vote the Proxies upon those matters in accordance with their best judgment.


                            STOCKHOLDER PROPOSALS

      The Company must receive any stockholder proposal intended to be presented by a stockholder at the 1999 Annual Meeting of Stockholders no later than November 23, 1998.


                          EXPENSES OF SOLICITATION

      The cost of preparing, assembling, and mailing Proxy materials will be borne by the Company. In addition to solicitation by use of the mails, the Company may request brokers and banks to forward copies of Proxy materials to persons for whom they hold Common Stock and to obtain authority for the execution and delivery of Proxies. Several officers and employees of the Company may request the return of the Proxies by telephone, facsimile and personal interview.


                                       Beverly L. Armell
                                       Secretary


March 23, 1998



                                [PROXY CARD]


                                 DETACH HERE

                                    PROXY

                        HELIX TECHNOLOGY CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Robert J. Lepofsky and Beverly L. Armell and each of them as Proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders to be held on April 29, 1998, or any adjournment thereof, and there to vote all the shares of Helix Technology Corporation held of record by the undersigned on March 18, 1998, as directed on the reverse side hereof. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3. If any nominee for Director is unable or unwilling to serve, the shares represented hereby will be voted for another person in accordance with the judgment of the Proxies named herein.

      In addition, in their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.


             (IMPORTANT--TO BE SIGNED AND DATED ON REVERSE SIDE)


                            --------------------
                           |  SEE REVERSE SIDE  |
                            --------------------



HELIX                                                       THIS IS YOUR PROXY.
                                                        YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.


                                 DETACH HERE

[X]  Please mark
     votes as in
     this example.


1.  Election of Directors
    Nominees:  A. Buckland, M. Diggs, Jr., F. Gabron,
               R. Lepofsky, M. Schorr, W. Skinner,
               M. Wrighton

               [ ]  FOR        [ ]  WITHHELD
                    ALL             FROM ALL
                    NOMINEES        NOMINEES

    [ ] ________________________________________
         For all nominees except as noted above


2. Amendment to Restate Certificates of Incorporation increasing the authorized shares of Common Stock.

        FOR           AGAINST           ABSTAIN
        [ ]             [ ]               [ ]


3. Ratification of Coopers & Lybrand, L.L.P., as independent accountants.

        FOR           AGAINST           ABSTAIN
        [ ]             [ ]               [ ]


MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]


Please sign exactly as your name appears. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.


Signature: _______________  Date: ____  Signature: _______________ Date: ____